Exhibit 99.1

2375 Waterview Drive

Northbrook, IL 60062

www.cfindustries.com

For additional information:

Media	Investors
Chris Close	Darla Rivera
Senior Director, Corporate Communications	Director, Investor Relations
847-405-2542 – cclose@cfindustries.com	847-405-2045 – darla.rivera@cfindustries.com

Christopher D. Bohn Appointed Executive Vice President and Chief Operating Officer of CF Industries Holdings, Inc., Elected to Board of Directors

NORTHBROOK, Ill. – February 5, 2024 – CF Industries Holdings, Inc. (NYSE: CF) today announced that Christopher D. Bohn has been appointed Executive Vice President and Chief Operating Officer and has been elected to the Company’s Board of Directors, effective February 1, 2024.

Mr. Bohn will lead global manufacturing, distribution, sales and supply chain, including the Company’s clean energy initiatives. He will be accountable for operational excellence focused on safety, productivity and long-term growth. Mr. Bohn is currently Executive Vice President and Chief Financial Officer with responsibility for strategic planning, business development and investor relations. He joined CF Industries in September 2009.

“Chris has experience leading most areas of our business and has been instrumental in developing and growing our clean energy strategy. He will continue to drive operational excellence across the organization while managing a range of complex growth initiatives,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “This promotion and his election to the Board recognize his strong leadership and future contributions to CF Industries.”

Mr. Bohn has more than 14 years of experience in the nitrogen fertilizer sector, including developing and leading the Company’s Clean Energy business. He has also been instrumental in developing and executing capital deployment and growth initiatives and brings proven disciplined leadership to the role. He previously served CF Industries as Executive Vice President and Chief Financial Officer; Senior Vice President, Manufacturing and Distribution; Vice President, Supply Chain; and Vice President, Corporate Planning.

Mr. Bohn will continue to serve as Chief Financial Officer until a permanent replacement has been appointed. An external search is underway.

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable green and blue hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

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